EXHIBIT 99.3
PRESS RELEASE
DECEMBER 1, 1999
NEWSOUTH BANCORP, INC.             FOR IMMEDIATE RELEASE
                                   ---------------------
                                   For More Information Contact:
                              Bill Wall or Tom Vann
                                   (252) 946-4178


                NEWSOUTH BANCORP, INC.
        ACQUIRES GREEN STREET FINANCIAL CORP
     AND HOME FEDERAL SAVINGS AND LOAN ASSOCIATION
       AND CHANGES THE NAME OF NEWSOUTH BANK TO
                   FIRST SOUTH BANK

Washington, North Carolina-NewSouth Bancorp, Inc. (Nasdaq:NSBC)

NewSouth Bancorp, Inc., the parent holding company of NewSouth Bank, annouces that on November 30, 1999 it completed the acquisition of Green Street Financial Corp ("Green Street"), parent holding company of Home Federal Savings and Loan Association ("Home Federal") headquartered in Fayetteville, North Carolina. In the transaction, NewSouth Bancorp acquired Green Street for a cash purchase price of $59.2 million, which represented $15.25 per share of Green Street common stock.

Upon completion of the acquisition, Home Federal was merged with and into NewSouth Bank. Prior to the acquisition, Home Federal operated three offices in Fayetteville and Lumberton, North
Carolina.

Concurrently with the acquisition, NewSouth Bank changed its name to First South Bank.

At September 30, 1999, Green Street had total assets of $160.9 million, deposits of $100.8 million and stockholders' equity of $58.6 million. At September 30, 1999, NewSouth Bancorp had total assets of $292.3 million, total deposits of approximately $234.6 million and stockholders' equity of $48.8 million.

"With the completion of the acquisition of Green Street and Home Federal, we have expanded our market to southeastern North Carolina", stated Tom Vann, President of NewSouth Bancorp. "We are looking forward to offering our banking services to new customers."

First South Bank now serves eastern North Carolina from its main office located in Washington, North Carolina with full service branch offices located in Chocowinity, Greenville, Elizabeth City, Fayetteville, Kinston, Lumberton, New Bern, Rocky Mount and Washington, North Carolina.